EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-123820 and 333-114051 on Form S-8 of our report dated February 27, 2006, relating to the consolidated financial statements of Ultra Clean Holdings, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Ultra Clean Holdings, Inc. for the year ended December 31, 2005.
DELOITTE & TOUCHE LLP

San Jose, California
February 27, 2006